EPSOM ASSET MANAGEMENT LTD.

CalciTech Ltd.
CP 261, 10 route de l’aeroport
1215 Geneva 15
Switzerland

29th May 2009

Dears Sirs,

Re: Credit Facility Agreement

Further to your request, I can confirm that the balance due from CalciTech Ltd., under the above mentioned credit facility agreement, as at 31st December 2008 amounted to USD5,436,095.33. This balance includes all interest charges up to 31st December 2008.

As discussed, this balance exceeds the extension that was granted to CalciTech in August 2008. We confirm that we are willing to extend your balance further to meet your working capital needs until such time as the conversion of our outstanding balance is converted into common shares. We understand that this is likely to be in early June.

If you require and further information, please do not hesitate to contact me.

Yours faithfully,
for and on behalf of Epsom Asset Management Ltd.

“David Craven”

David Craven
Director

Registered Office: Main Street, Charlestown, Nevis, West Indies

Administrative office: P.O. Box 254, 1215 Geneva 15, Switzerland
Tel. (+41) 22 7990800        Fax (+41) 22 7990801